Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Dickie Walker Marine, Inc. for the registration of 19,428,871 shares of its common stock and to the incorporation by reference therein of our report dated December 3, 2004, with respect to the financial statements of Dickie Walker Marine, Inc. included in its Annual Report (Form 10-KSB) for the year ended September 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 6, 2005